UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange act of 1934


Date of Report (Date of Earliest Event Reported): February 8, 2000


                         REDWOOD MORTGAGE INVESTORS VIII
             (Exact Name of Registrant as Specified in its Charter)

         California                       33-13113              94-3158788
(State or Other Jurisdiction of         (Commission           (I.R.S. Employer
 Incorporation or Organization)         File Number)      Identification Number)


650 El Camino Real, Suite G, Redwood City, California                    94063
         (Address of Principal Executive Offices)                     (Zip Code)

Registrants telephone number, including area code:   (650) 365-5341


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Item 4. Change in Registrants' Certifying Accountant

     A. Bruce Cropper, a partner in the accounting firm of Parodi & Cropper has been providing audit and accounting services to Redwood Mortgage Investors VIII since its inception in 1993. Mr. Cropper also has been performing audit and accounting services to the general partners of the Registrant and their affiliates for over 15 years. In 1999, Mr. Cropper's partner sold his portion of their practice. Mr. Cropper decided to merge his portion of the practice into an existing CPA firm known as "Caporicci & Larson" with offices in Irvine and Walnut Creek, California. Upon the merger, the firm of Parodi & Cropper was dissolved and Caporicci & Larson became Caporicci, Cropper & Larson, LLP. As a result of the dissolution of Parodi & Cropper and Mr. Cropper's merger of his existing practice into Caporicci, Cropper & Larson, LLP the Partnership has retained the firm of Caporicci, Cropper & Larson, LLP to provide its audit and financial services. Thus, although there has been a change in accounting firms, there has not been a change in accountants.


Item 5. Other Material Events.

     On February 7, 2000,  the General  Partners of the  Registrant  pursuant to
Section 12.4(d) of the Partnership Agreement admitted Redwood Mortgage Corp., a California corporation, as a General Partner of the Partnership. Redwood Mortgage Corp. is an affiliate of the general partners. Redwood Mortgage Corp. was incorporated in 1978. Its principal stockholder is D. Russell Burwell, a general partner of the Registrant. Redwood Mortgage Corp. is a licensed real estate broker and has been engaged primarily in the business of arranging and servicing mortgage loans. Redwood Mortgage Corp. has been arranging and servicing the Registrant's loans since its inception. The General Partners believe that the addition of Redwood Mortgage Corp. as a General Partner will strengthen the Registrant's management team.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  February 8, 2000

                                               REDWOOD MORTGAGE INVESTORS VIII,
                                               a California limited partnership


                                               By:      /s/ Michael R. Burwell
                                                        Michael R. Burwell
                                                        General Partner